Exhibit 99-b
BLS Investor News


BellSouth Reports Second Quarter Earnings
      o  2.8 million long distance customers
      o  2.1 million BellSouth AnswersSM packages
      o  540,000 Cingular wireless net additional customers


ATLANTA - BellSouth Corporation (NYSE: BLS) reported earnings per share (EPS) of 51 cents in the second quarter of 2003. This compared to 14 cents per share in the second quarter of 2002, which reflected special charges totaling 38 cents per share for foreign currency transaction losses, pension/severance costs, and losses on equity investments.

Consolidated revenues were $5.6 billion compared to $5.8 billion in the second quarter of 2002. Consolidated operating expenses were $4.2 billion compared to $4.6 billion in the same quarter of 2002. Net income was $951 million compared to $263 million in the same quarter a year ago.

Operating free cash flow (defined as cash flow from operations less capital expenditures) was $1.8 billion. In June BellSouth's Board of Directors declared a 9.5 percent increase in the quarterly common stock dividend, payable August 1, 2003. Over the last five quarters, the company has increased dividends 21 percent. Capital expenditures in the second quarter of 2003 were $729 million for a total of $1.4 billion year-to-date, a reduction of 32.9 percent compared to $2.0 billion in the first half of 2002. BellSouth reduced total debt by $1.2 billion during the second quarter, and has cut total debt by $2.0 billion, or
11.4 percent, since the first of the year.

In accordance with Generally Accepted Accounting Principles (GAAP), consolidated revenues and consolidated operating expenses do not include BellSouth's 40 percent share of Cingular Wireless. Normalized total operating revenues, which include Cingular, were $7.1 billion, a decline of 2.0 percent versus the second quarter of 2002. Normalized for special items, detailed below, net income was $971 million, compared to $975 million in the same quarter a year ago. Normalized EPS in the second quarter of 2003 was 52 cents, equal to normalized EPS of 52 cents in the same quarter a year ago.

Communications Group

Long distance and DSL high-speed Internet service boosted Communications Group results during the second quarter of 2003 with long distance customers totaling
2.8 million and DSL customers totaling 1.2 million. In addition, BellSouth AnswersSM packages, which combine local, long distance, Internet services and wireless all on one bill, increased to 2.1 million.

Throughout second quarter, packages fueled retention and reacquisition of residential and small business customers. The April introduction of the newest residential package, BellSouth Unlimited AnswersSM contributed to the significant growth in package customers in the quarter. Unlimited Answers allows customers to call anywhere in the United States anytime for a flat monthly fee. BellSouth continued its success in retaining small and medium-sized businesses by packaging voice and data services with term contracts.

Competing in long distance throughout its markets since the first of the year, BellSouth added 856,000 net long distance customers in the second quarter and now serves a total of 2.8 million customers. These customers included approximately 19 percent of the company's residence and approximately 29 percent of its mass-market, small business accounts.

BellSouth added 103,000 net DSL customers for a total of 1.2 million at quarter-end. In July, the company announced BellSouth FastAccess(R) DSL Lite, a tiered approach to broadband so that customers can choose the speed and price point that matches their Internet use. With this approach, BellSouth reduced the entry price point for a new segment of broadband users.

Communications Group results continued to be impacted by the lingering weak economy, competition and technology substitution. Communications Group revenues were $4.6 billion compared to $4.7 billion in the second quarter of 2002, a decline of 1.8 percent. Residence and business access lines served by BellSouth competitors under UNE-P (unbundled network elements-platform) increased 249,000 in the second quarter. Total data revenues of $1.1 billion were essentially even with second quarter a year ago, and included retail data revenue growth of 11.5 percent, driven primarily by DSL. Total operating expenses were $3.4 billion, level with the same quarter of the previous year.

Domestic Wireless / Cingular

In the second quarter, Cingular's cellular and PCS customer additions were strong. Total net customer additions were 540,000 compared to net additions of 189,000 customers in the first three months of 2003. Channel sales of Cingular's parent companies, BellSouth and SBC Communications, were significant contributors to growth at the nation's No. 2 wireless company. Postpaid customer net additions of 399,000 were particularly strong.

BellSouth's share of Cingular's revenues was $1.5 billion, a gain of $14 million compared to the same quarter a year ago. BellSouth's share of Cingular operating income was $303 million, 4.5 percent higher than the same quarter last year. Driven by improved cost structure and lower churn of 2.5 percent, EBITDA margin improved to 35.8 percent from 33.8 percent in second quarter 2002.

As of June 2003, Cingular's GSM / GPRS network covered approximately 66 percent of potential customers, and the company is on target to achieve over 90 percent coverage by the end of the year. In addition, Cingular announced the world's first commercial deployment of wireless services using Enhanced Datarate for Global Evolution (EDGE) technology in Indianapolis.

Latin America Group

On a consolidated basis, Latin America Group wireless customers increased 377,000 during the second quarter, continuing the trend of organic growth. Year-over-year, customers increased by 1.1 million or 13.8 percent. BellSouth and its partners serve a total of 11.4 million customers in 11 Central and South American countries.

Consolidated Latin America revenues were $565 million in the second quarter of 2003, a decline of 5.5 percent compared to the same three months of the previous year. Year-over-year, revenues continued to reflect the impacts of currency devaluations, principally in Venezuela, where the local currency is down in excess of 50 percent from early 2002 levels in relation to the U.S. dollar. For the second quarter, Latin America Group net income was $41 million, generating positive operating free cash flow.

Advertising & Publishing

Advertising & Publishing revenues were $525 million in the second quarter of 2003, a decrease of 7.9 percent compared to the same quarter a year ago resulting in part from the soft economy and competition. Operating income of $252 million was 2.0 percent greater than second quarter of 2002, primarily the result of improvements in uncollectibles expense.


Special Items

In the second quarter of 2003, the difference between reported (GAAP) EPS of 51 cents and normalized EPS of 52 cents is the result of three special items:

Foreign currency transaction gains              4 cents        Gain
Sale of interest in BSE                         4 cents        Charge
Pension/severance costs                         1 cent         Charge

Total of special items                          1 cent         Charge


Foreign currency transaction gains - Primarily associated with the remeasurement of U.S. dollar-denominated liabilities in Latin America.

Sale of interest in BSE - The previously announced sale of BellSouth's entire interest in BSE, a wireless property in Northeastern Brazil, closed on May 8, 2003. The sale resulted in cash proceeds to BellSouth of $20 million.

Pension/severance costs - This charge represents the net severance related costs recorded in the second quarter associated with workforce reductions, and pension settlement losses associated with workforce reductions.

--------------------------------------------------------------------------------
Normalized Earnings Summary 1          2Q03   2Q02  % chg  YTD03  YTD02   % chg
--------------------------------------------------------------------------------

EPS - Reported Diluted                $0.51  $0.14    N/M  $1.18  $0.06     N/M
   Gain on E-Plus conversion and
     sale of KPN stock                                            (0.45)
   Losses on equity investments               0.07                 0.15
   Brazil loan impairments                                         0.14
   Unbilled receivable adjustment                                  0.05
   Foreign currency transaction
     losses (gains)  - primarily
     debt related                     (0.04)  0.19         (0.06)  0.30
   A&P accounting change                                    0.27   0.03
   SFAS 142 Impairment Charge                                      0.68
   Adoption of SFAS 143                                    (0.44)
   Pension / Severance Costs           0.01   0.12          0.05   0.12
   Loss on sale of Brazil NE           0.04                 0.04
--------------------------------------------------------------------------------

EPS - Normalized 2                    $0.52  $0.52  0.0%   $1.03  $1.07  (3.7%)
--------------------------------------------------------------------------------

1 See press release for an explanation of all normalizing items.
2 Normalized earnings per share may not sum due to rounding


Communications Group

Communications Group revenues declined 1.8 percent compared to second quarter 2002, impacted primarily by weakness in demand, continued retail access line market share loss and technology substitution. Revenue growth was also impacted by the continued phase-out of BellSouth's payphone business and the discontinuance of its wholesale long distance business. Sequentially, revenue grew 0.2 percent driven by growth in interLATA long distance and broadband DSL spurred by growth in package sales, primarily BellSouth Answers.

Revenues from the Consumer unit, which accounts for about 43 percent of Communications Group revenues, grew 0.9 percent, driven by growth in interLATA long distance and DSL aided by growth in BellSouth Answers. Consumer ARPU (average revenue per user) rose 7.3 percent over the prior year quarter to $51.34. This growth was offset by 7.4 percent retail residential access line loss. Small business revenue grew 1.6 percent, aided by growth in packages and a strong customer reacquisition program. BellSouth's retail business units are focused strongly on customer retention and reacquisition. In fact, an indicator of retention is competitive disconnects which are down approximately 36 percent in small business and 17 percent in large business, year-to-date. Consumer reacquisitions are up three-fold over the first half of 2002. Large business and wholesale revenue declined 4.5 percent and 5.1 percent respectively, due primarily to competition and the lingering impacts of the weak economy. In addition, spending cutbacks from larger IXCs was a factor, driving a sequential quarter decline in DS3 and higher lines.

Packages

[Graphic inserted here
BellSouth Answers Customers
In thousands
3Q02 - 1,000
4Q02 - 1,187
1Q03 - 1,601
2Q03 - 2,145]

Launched a year ago, BellSouth Answers is the company's signature package that combines wireline, wireless and Internet services. The package combines the Complete Choice calling plan of local service and multiple convenience calling features with BellSouth Long Distance, DSL or dial-up Internet, and Cingular Wireless services. Customers have numerous Answers package options to choose from, or they can customize their own package to best meet their communications needs.

BellSouth added 544,000 Answers customers in the second quarter, ending the quarter with 2.14 million residential packages, a 34 percent sequential quarter increase, representing a 16.7 percent penetration of our retail primary line residence base. Over 70 percent of Answers customers have long distance in their package and more than 35 percent have either DSL or dial-up Internet. The Answers package helps reduce competitive churn for our high-value customers. For example, when a Complete Choice customer adds just long distance to the package, there is a slight improvement to competitive churn. If that customer adds just one additional service such as DSL, wireless, or dial-up, churn decreases about 45 percent.

Another tool BellSouth has for reducing competitive churn and fueling retention and reacquisition of consumer customers is Unlimited Answers. Early indications are that this package is doing just that. Unlimited Answers offers consumers a simple unlimited local and domestic long distance bundle that includes more features than any other competitive offer in its markets. This simple, easy-to-understand package combines BellSouth Complete Choice and unlimited long distance for one flat fee, all on one bill. During the second quarter, Unlimited Answers helped spur growth in BellSouth long distance, significantly exceeding expectations. For example, in just three months, BellSouth's new unlimited long distance plan has become the most popular plan for our residential long distance customers. In addition, early results indicate customers are buying up in long distance services when migrating to the Unlimited package. Furthermore, unlimited customers must be Complete Choice customers - our higher-end segment utilizing vertical services.

[Graphic inserted here
Consumer ARPU
Monthly Average
2Q02 - $47.85
3Q02 - $48.99
4Q02 - $49.10
1Q03 - $50.03
2Q03 - $51.34
Shading indicates break-out between Core Local and LD/Internet.]

BellSouth Answers is a valuable tool in reducing churn. But it also improves customer ARPU by spurring sales of long distance and DSL services. The average Answers customer has an ARPU of $62, nearly 55 percent higher than a non-Answers customer. Answers growth has helped drive a 7.3 percent increase in BellSouth's total monthly retail consumer ARPU to $51.34 in the second quarter. BellSouth Answers also leverages BellSouth's strategic partnership in Cingular to include wireless services in the package, a combination not all competitors can match.

[Graphic inserted here
Long Distance Customers
In thousands
2Q02 -   147
3Q02 -   416
4Q02 - 1,002
1Q03 - 1,930
2Q03 - 2,786]

Long Distance

BellSouth, the first of the regional Bell operating companies to offer long distance service throughout its markets, continued to post strong LD results in the second quarter, adding over 856,000 customers. InterLATA revenues grew 64 percent sequentially in the quarter to over $126 million. At June 30, BellSouth had nearly 2.8 million long distance customers, a penetration rate of 19 percent of primary residential access lines and 29 percent of mass-market small business accounts. In Georgia and Louisiana, the only two states where BellSouth has been offering LD service for at least a full year, the company has achieved total mass market residential and business penetration of 25.5 percent. The strongest growth in the quarter occurred in BellSouth's two newest long distance states, Florida and Tennessee, both growing long distance customers over 60 percent sequentially. BellSouth has been offering service in these two states for only six months with a total mass market penetration of 16 percent. Long distance ARPU (average revenue per user) continues to be significantly higher in Florida compared to BellSouth's other states due to the higher mix of international calling. In Florida, one out of three customers has chosen an international long distance calling plan.

BellSouth continues its success in complex business, signing nearly 1,600 contracts for LD services during the quarter, a 32 percent sequential quarter increase, giving the company a cumulative total of over 4,400 complex business contracts. BellSouth provides combined data and voice services, including Frame Relay, ATM and Private Line with speeds up to OC-192 to customers in the small and large business segments.

Voice Revenue Details

Beginning with the second-quarter 2003 financial statements, product-aligned revenue categories have been established for the Communications Group segment. The new revenue categories of Voice, Data and Other will replace Local Service, Network Access, Long Distance and Other. The revenue attributable to Long Distance products will be disclosed as supplemental financial information. The product based categories will provide a clearer presentation of Communications Group revenue, and are more closely aligned with the way BellSouth manages its business. This change has no net impact on total revenues.

Voice revenues increased 1.4 percent in the quarter, driven primarily by growth in interLATA long distance offset by continued access line share loss. Total switched access lines declined 3.9 percent year-over-year. Retail residential lines declined 7.4 percent; retail business lines declined 6.3 percent. The access line decline was the result of a continued weak economy, share loss and technology substitution. Wholesale lines continued to grow in the second quarter driven by growth in UNE-P lines, which now total over 2 million. UNE-P lines added in the quarter totaled 249,000, in-line with the first quarter. The vast majority of the quarterly UNE-P adds were residential. However, the number of net additional residential UNE-P lines fell slightly from the first quarter. Business UNE-P line adds of 21,000 rose slightly from the prior quarter while other wholesale UNE-P lines, primarily public, added 15,000 in the quarter to total 43,000.


Another driver of voice revenues are switched access minutes of use, which declined 8.1 percent compared to the second quarter of 2002. The year-over-year decline is the result of access line loss, the continuing shift of wholesale lines from resale to UNE-P, and alternative communications services, such as wireless and e-mail.

Long distance revenue increased 45.1 percent, driven primarily by growth in interLATA and wireless long distance, partially offset by the continuing phase-out of BellSouth's wholesale long distance business. Toll messages declined 10.3 percent.

Other Communications Group revenues declined 26.5 percent, primarily due to BellSouth's continuing phase-out of its payphone and wholesale long distance businesses. BellSouth will complete its exit of the payphone business by the end of 2003.


Broadband and Data Services

[Graphic inserted here
DSL Customers
In thousands
2Q02 -   803
3Q02 -   924
4Q02 - 1,021
1Q03 - 1,122
2Q03 - 1,225]


Data revenues were $1.06 billion in the second quarter, a 0.3 percent decline compared to the same quarter of the prior year. Data revenues represented 15 percent of total BellSouth normalized revenues and 23 percent of Communications Group revenues in the quarter. Sales of retail data services grew 11.5 percent in the second quarter of 2003, driven by DSL. Sales of wholesale data transport services to other communications providers, including long distance companies and CLECs, declined 10.1 percent during the quarter, primarily due to the lingering impacts of a soft economy and the renegotiation of a contract with a bankrupt wholesale customer. In addition, spending cutbacks from larger IXCs was a factor, driving a sequential quarter decline in DS3 and higher lines.

BellSouth added 103,000 DSL customers in the second quarter, totaling 1.225 million, a 52.6 percent annual increase. With penetration of qualified lines increasing to over 8 percent, BellSouth's broadband market share -- including both retail and wholesale DSL -- exceeds the national average. Since the beginning of 2001, BellSouth has increased its broadband coverage from 45 percent of the households it serves to over 70 percent. The company's industry-leading coverage is a result of targeted, market-driven deployment of DSL to some 1,300 central offices and about 12,000 remote terminals.

Early in the third quarter, BellSouth introduced FastAccess(R) DSL Lite, creating a tiered approach to broadband allowing customers to choose the speed and price point best suited to their Internet use. FastAccess DSL Lite reduces the entry price point for a new segment of broadband users, providing more flexibility and an additional option for customers to select from when upgrading from dial-up Internet service to broadband. FastAccess DSL Lite delivers download speeds of up to 256 kbps and upload speeds of up to 128 kbps. It is priced at $35 per month if the customer has a qualifying BellSouth bundle such as BellSouth Answers or Complete Choice. At this price, BellSouth offers one of the lowest broadband price points in its markets. BellSouth is expanding the menu of features customers can use in conjunction with all of the FastAccess DSL services, including Wireless HomeNetworking Plus, Static IP, Parental Controls Plus, Firewall Monitor and Web Remote Access.

As BellSouth has scaled the broadband business, costs have been tightly managed. Through the first half of 2003 both recurring expense per average sub and non-recurring expense per gross add declined nearly 10 percent since the end of 2002. And both of these cost metrics decreased more than 40 percent in 2002 compared to 2001. Recurring expense per average sub includes help desk, online support and other service assurance costs while non-recurring expense per gross add includes customer acquisitions and activations. In addition, BellSouth has been successful in incenting FastAccess DSL self-install. Ninety-five percent of consumer customers chose the self-install option in the second quarter, with a success rate of over 95 percent.

BellSouth continues to implement process improvements to increase DSL efficiency, including a new sales agent support system which displays customer account information from eight different systems simultaneously on one screen, all on the agent's desktop. This increases sales agent efficiency, saving 40 seconds per call. A new online self-help site was also launched during the second quarter, providing ongoing Web-based support to both DSL and Dial customers in one combined site and eliminating cost by leveraging content and design to enhance the self-help experience. In addition, a new Interactive Voice Response platform was implemented, eliminating much of the per option and per minute costs incurred while the customer navigates through the Broadband call screener.

BellSouth is consistently recognized for its state-of-the-art data network. As of June 30, BellSouth had nearly 4.6 million miles of fiber, over 24,000 SONET rings, over 1,000 broadband switches, more than 200 Dense Wave Division Multiplexing (DWDM) systems and over 50 points of presence on its regional IP backbone network (BRIB). In addition, BellSouth has metro Ethernet networks in 46 major metros in its region with 180 switches deployed. More than 90 percent of our customers are within 12,000 feet of a broadband connection, giving these customers access to a high-speed Internet connection.

During the quarter, BellSouth announced a region-wide, interLATA MPLS (Multi Protocol Label Switching) backbone enabling the latest evolution of information services and products for its customers. The innovative technology allows BellSouth to provide IP and additional next generation solutions, answering businesses' demands for a complete communications portfolio. MPLS enables traffic engineering and enhanced performance of IP transport, while simultaneously facilitating quality of service. This IP transport technology allows customers to communicate with enhanced voice, data and video solutions over a common network platform.

Also during the quarter, BellSouth along with SBC Communications and Verizon, adopted a set of common technical requirements based on established industry standards and specifications for fiber-to-the-premises (FTTP) technology, advanced fiber-optic systems that can be used to connect homes and businesses to telecom networks. This is the first step for deployment of next-generation broadband networks that will offer nearly limitless bandwidth for home and business Internet, voice and innovative new video services. The use of common technical requirements, based on existing technical standards, will enable equipment manufacturers to more cost-effectively develop and build FTTP equipment.

Expenses and Margins

Communications Group total operating expenses declined 0.1 percent year-over-year. SG&A expense rose 2.7 percent, impacted primarily by increased customer acquisition costs and increased employee pension and benefits, partially offset by reductions in salary and wages and reduced uncollectibles. Cost of services and products was up 4.6 percent year-over-year, primarily as a result of increases in network employee pensions and benefits and cost of goods to provide retail long distance services, partially offset by lower network salary and wages and, to a lesser degree, the phase-out of the payphone and wholesale long distance businesses. The EBITDA margin was 45.9 percent, down 300 basis points from the second quarter of 2002. 200 basis points of the decline was due to an increase in pension and medical costs. 150 of the 200 basis points relates to non-cash pension impacts. The remaining drop in margin reflects the dynamics of a changing product mix predominately caused by strong growth in long distance services that have lower margins, but virtually no capital investment.

Depreciation and amortization expense declined 9.4 percent, primarily driven by declining capex spending since 2000. In addition, the reduction was impacted by the effects of the previously announced adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which addresses accounting for the cost of legal obligations associated with the retirement of long-lived assets. This accounting change will result in depreciation savings of about $130 million in 2003.

Service Excellence

BellSouth has a heritage of industry leadership in providing the highest levels of customer satisfaction. In the second quarter, BellSouth received its 10th straight No. 1 ranking among local telephone service providers in the American Customer Satisfaction Index (ACSI), giving the company a decade of distinction in customer service. Since the National Quality Research Center at the University of Michigan began surveying telecommunications customers in 1994, BellSouth has remained at the top of the ACSI rankings. In the past year, BellSouth has achieved the top ranking for local service in the J.D. Power and Associates 2002 Major Provider Business Telecommunications Service StudySM, the second year in a row BellSouth was recognized for customer satisfaction among business customers. In addition, BellSouth achieved the top ranking, for the second consecutive year, in overall customer satisfaction among residential customers according to the Yankee Group's 2002 Technologically Advanced Family(R) survey. Earlier this month and in its first year of providing long distance service, BellSouth was ranked 4th in customer satisfaction out of 17 long distance providers across the country, according to the J.D. Power and Associates 2003 Residential Long Distance Telephone Service StudySM.

In broadband, BellSouth received the highest honors in customer satisfaction in the 2002 J.D. Power and Associates Residential Internet Customer Satisfaction StudySM for High Speed ISPs, tying for highest score. BellSouth outperformed its cable modem competitors in this study. In addition, BellSouth took top honors in customer satisfaction in the J.D. Power and Associates Business Broadband Data Service Providers StudySM. Several recent industry surveys, including PC Magazine and DSL Reports, also have ranked BellSouth highest in its peer group in terms of customer service and/or satisfaction.

Cingular Wireless

--------------------------------------------------------------------------------
Cingular's financial statements for 2003, 2002 and 2001 can be accessed at www.bellsouth.com/investor.
--------------------------------------------------------------------------------

Cingular produced strong results in the second quarter. Cellular and PCS net customer additions increased to 540,000 in the quarter, and net additions greatly improved in quality. EBITDA increased 7.4 percent to $1.26 billion, and EBITDA margin of 35.8 percent improved 210 basis points from second quarter 2002. Cingular made solid progress in two other key areas - network transformation and wireline-wireless integration.

Net customer additions of 540,000 were at the highest level in two years. They increased 53 percent over the same quarter last year, and jumped 184 percent sequentially. Cingular's emphasis on local markets greatly aided the improvement in net additions in the quarter. The quality of customer additions also improved as 74 percent, or 399,000, of total net additions were contract customers. Second quarter resale and prepaid customer additions were 111,000 and 30,000, respectively. Total churn of 2.5 percent was 20 basis points lower than second quarter 2002, with retail contract churn in the low 2 percent range. Cingular ended the quarter with 22.6 million cellular and PCS customers, an annual increase of 2.1 percent.

[Graphic inserted here
Cingular Wireless Quarterly Net Adds
In thousands
2Q02 -  353
3Q02 - (107)
4Q02 - (121)
1Q03 -  189
2Q03 -  540]

Second quarter gross sales from BellSouth and SBC Communications sales channels increased 116 percent sequentially, and represented over 15 percent of total Cingular gross contract additions. In addition, wireline-wireless integration moved forward another step with the announcement of MinuteShareSM, a new service which will soon enable residential customers to share a single bucket of minutes for calls made from either their BellSouth or SBC wireline phone and their Cingular wireless phone. When it becomes available later this year, MinuteShare is expected to be the only service of its kind available in the marketplace.

The 7.4 percent growth in Cingular's EBITDA, and 210 basis point improvement in the margin, were primarily the result of improved expense control. Operating expenses excluding depreciation and amortization declined 1.9 percent in the second quarter compared to the same quarter last year. Lower employee related costs as a result of reduced headcount, completion of systems consolidations (e.g., billing) and general spending controls contributed to a 7.7 percent reduction in selling, general and administrative expenses. This reduction more than offset the 4.8 percent increase in cost of services and products. The cost of services and products increased primarily as a result of higher equipment costs, a 14.5 percent increase in system minutes of use, GSM overlay related costs and dual system operating costs. These factors were partially offset by substantial declines in roaming costs - the result of better negotiated roaming rates.

With the addition of Chicago, Boston and Jacksonville markets, among others, just over 66 percent of Cingular's potential customers were covered by its GSM/GPRS network at the end of the quarter. Cingular also extended its GSM/GPRS footprint with the signing of additional roaming agreements including T-Mobile, Western Wireless and Rural Cellular Corporation - the 30th new domestic GSM roaming agreement signed in the past year. Cingular is on target to increase GSM/GPRS coverage to over 90 percent of potential customers and all covered major markets by the end of 2003, with the total overlay complete in 2004. By leveraging network joint ventures, sharing and roaming agreements, Cingular expects to increase GSM coverage to nearly 90 percent of the total U.S. population by the end of 2003. This coverage level is expected to increase to a mid-90 percent range in 2004. In addition, on June 30, Cingular announced the world's first commercial deployment of wireless services using Enhanced Datarate for Global Evolution (EDGE) technology, in its Indianapolis market. Cingular's EDGE technology enables true "third generation" (3G) wireless data services with data rates up to 170 kilobits per second.

Second quarter capital expenditures and investments in Cingular's equity affiliates were $756 million. Cingular's GSM overlay will accelerate in the second half of the year, driving increased capital expenditures. For the year, Cingular expects to spend $3.4 to $3.8 billion on capital expenditures and equity affiliate capital investments.

Latin America

Movements in foreign currency have had a significant impact on BellSouth's Latin results for the last 18 months. Consolidated BellSouth Latin revenue of $565 million was down 5.5 percent and EBITDA of $168 million was down 13.4 percent compared to the same quarter a year ago. While the Argentine Peso has stabilized, in comparison, to the second quarter of 2002, revenue and EBITDA continue to reflect the effect of last year's devaluation in Venezuela.

BellSouth exited the advertising and publishing business in Latin America during the fourth quarter of 2002. Excluding advertising and publishing revenue from 2002 results, Latin segment revenue for the second quarter of 2003 declined only
2.4 percent year-over-year.

BellSouth's focus on organic growth in Latin America was evident in the second quarter. On a consolidated basis, BellSouth's Latin operations added 377,000 customers. At the end of the quarter, BellSouth served 8.9 million wireless customers in Latin America, a 13.8 percent increase from the second quarter of 2002. Ecuador, Colombia and Chile collectively contributed over 300,000 net new customers during the quarter.

[Graphic inserted here
Latin America Group Customers
In thousands
2000 - 7,069
2001 - 7,585
2002 - 8,172
1Q03 - 8,544
2Q03 - 8,921
Consolidated Subscribers]

BellSouth Latin America is growing its customer base both by adding new customers and by reducing the churn of its existing accounts. Club BellSouth, a customer loyalty program that rewards high usage and longevity, was launched in Chile in November 1999. This program has contributed to a churn rate in that market of below 2% per month in 2003. Plans based on the Chilean model have been deployed in Uruguay and Nicaragua during the first quarter, and Venezuela was launched during the second quarter. Similar programs are being rolled out in Colombia, Ecuador and Panama during the second half of the year.

The Latin segment's revenue improved 11 percent sequentially. The improvement was driven by three relatively equal forces -- the strengthening of the Argentine peso, customer growth and the favorable impact of one-time billing true-ups for interconnection services in Venezuela. However, economic and political conditions in Venezuela and Argentina remain difficult.

New products and services continue to contribute to Latin segment revenues. BellSouth has identified and taken advantage of an attractive market niche in Latin America -- wireless public telephony. Through the second quarter, BellSouth deployed about 24,000 wireless payphones and 358 Connection Centers in Latin America. Connection Centers are retail stores or kiosks where customers make calls, send and receive faxes and access the Internet on a pay-as-you-go basis.

Wireless public telephony is very popular among customers who do not subscribe to wireline or wireless residential service. Customers pay from 10 to 50 cents per minute, depending on the country, and make extensive use of the wireless public phones. Wireless payphone ARPU is about $230 in the markets where it's offered. The Connection Centers generate approximately $5,000 of monthly revenue on average. These services utilize BellSouth's wireless network. Much of the traffic from these public services occurs during off-peak times, taking advantage of available capacity. Wireless public phone service also puts more customers in contact with the BellSouth brand.

BellSouth is transitioning its networks in Latin America to utilize CDMA technology, with eight of 11 countries converted. CDMA2000 (1XRTT) has been selected for migration to 2.5G technology. By year-end 2003, CDMA 2000 is expected to be in place in all properties, except Uruguay, Argentina, Peru and Brazil. The network conversions as well as the capital expenditures are being funded by cash generated in the Latin operations.

CDMA not only is more efficient in handling voice traffic than the TDMA systems it is replacing, but also saves capital and operating expense. In addition, CDMA2000 provides the digital platform for new data services. As an example, in May, BellSouth and Qualcomm signed an agreement to provide BREW services across BellSouth's Latin American CDMA footprint. The BREW platform enables a suite of products that includes downloadable games, location services and advanced messaging and enterprise network services such as wireless access to corporate e-mail and corporate Intranet content. BREW services will be targeted at both the mass market and business customers. The BREW services will be provided in addition to WAP 2.0 browsing services, such as access to Internet Web sites and information services.

In May 2003, BellSouth closed the previously announced sale of its entire interest in BSE, a wireless property in Northeastern Brazil, to Telecom Americas. The sale resulted in cash proceeds to BellSouth of $20 million. As a result of the sale, BellSouth recognized an after-tax loss of $73 million, or 4 cents per share, related primarily to the recognition of cumulative foreign currency translation adjustment (CTA) losses associated with the investment. The loss was excluded from Latin Segment results and from BellSouth's normalized consolidated net income. BellSouth still has an interest in BCP, a wireless property in Sao Paulo, Brazil, which BellSouth intends to dispose of. In accordance with GAAP, BellSouth is carrying on its balance sheet a CTA of approximately $180 million related to that investment. BellSouth's reported net income will be negatively impacted by this CTA adjustment upon disposal of its remaining interest in BCP.

The impact of the currency fluctuations on U.S. dollar-denominated debt in Latin America resulted in a $65 million increase to reported earnings in the second quarter for foreign currency transaction gains. This non-cash gain, which is excluded from normalized segment results, was generated largely by the appreciation of the Argentine peso. Normalized net income for the second quarter was $41 million. Cash flow from operations was positive for both the quarter and the first six months of 2003.


Additional Details

Domestic Advertising and Publishing

BellSouth's advertising and publishing revenues declined 7.9 percent in the quarter primarily driven by weak economic conditions affecting the overall industry environment and by increasing competition. The revenue decline also reflects an increase of $24 million recorded in the second quarter of last year -- related predominantly to billing and claims-related true-ups. Absent the billing true-ups, the decline in revenues would have been 3.8 percent. EBITDA of $259 million increased 1.6 percent compared to the same period in the prior year, on an EBITDA margin of 49.3 percent. The increase in EBITDA was impacted by a $45 million reduction in uncollectible expense compared to the second quarter of 2002.

Normalized Results

Total normalized operating expenses declined 0.9 percent in the quarter, driven primarily by a declining depreciation and amortization expense and workforce reductions of nearly 9,000 in the past year. Cost of services and products increased 4.1 percent, driven primarily by growth in employee benefits, increasing volumes at Cingular and increased cost of goods for retail long distance services, partially offset by lower network salary and wages. Selling, general and administrative expenses declined 2.6 percent due to employee reductions, a decline in uncollectible expense, Cingular cost cutting initiatives and completion of Cingular system consolidations, offset by higher employee benefit and increased customer acquisition costs. Latin currency devaluations also contributed to year-over-year expense declines for the quarter. Depreciation and amortization expense declined 7.6 percent, primarily driven by declining wireline capex spending, partially offset by increases in capex at Cingular. In addition, the impacts of SFAS 143 helped drive down depreciation expense. Sequentially, expenses were up 4.3 percent impacted by growth in customer acquisition costs related to retail long distance growth. The normalized effective tax rate for the quarter was 35.5 percent.

[Graphic inserted here
Net Debt
In billions
2Q02 - $16.2
3Q02 - $15.6
4Q02 - $14.9
1Q03 - $14.2
2Q03 - $11.3
(Defined as long-term plus short-term debt less cash)]


Normalized interest expense decreased 13.5 percent. The drivers were a $2.6 billion reduction in total debt in the past year -- a 14.6 percent drop -- and lower interest rates. In addition, net debt is down $4.9 billion in the past year, to $11.3 billion, a 30 percent reduction.

[Graphic inserted here
Capex to Total Operating Revenue
Percent
2Q02 - 17.8%
3Q02 - 15.0%
4Q02 - 16.8%
1Q03 - 11.5%
2Q03 - 13.0%
(Capex and TOR both exclude domestic wireless)]

BellSouth's capital expenditures totaled $729 million in the second quarter, down 29 percent from a year ago, resulting in a 13 percent capex-to-revenue ratio. By targeting capital expenditures, BellSouth will continue its focus on strong service excellence and customer satisfaction.

During the quarter, BellSouth announced a 9.5 percent dividend increase, declaring an increased quarterly cash payment of 23 cents per common share, payable August 1. Over the last five quarters, BellSouth has increased its quarterly dividend 21 percent from 19 to 23 cents per common share.

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In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; (iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations Web site, www.bellsouth.com/investor.
--------------------------------------------------------------------------------
Complete financial statements and the first quarter 2003 earnings press release can be accessed at BellSouth's Web site, www.bellsouth.com/investor
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